Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to Form SB-2 on Form S-1, under the Securities Act of 1933, of our report dated January 29, 2009, with respect to our audits of the consolidated financial statements of Pharma-Bio Serv, Inc. for the years ended October 31, 2008 and 2007, and to the reference to our Firm under the heading "Experts" in the Prospectus.

HORWATH VÉLEZ & CO, PSC
Registered Public Accounting Firm

/s/ Horwath Vélez & Co, PSC
Guaynabo, Puerto Rico
February 26, 2009

Stamp number 2382556 was
affixed to the original of this report